Exhibit 99.1

Emmaus Life Sciences to be Delisted from Nasdaq Stock Market Following Hearing

-- Company Committed to Listing on Major Exchange --

Torrance CA, September 10, 2019 - Emmaus Life Sciences, Inc. (Nasdaq: EMMA), a leader in sickle cell disease treatment, announced today that it was informed yesterday that the Nasdaq Hearings Panel had declined to reverse the Nasdaq Listing Qualification’s decision to delist Emmaus common stock and warrants. As a result, Emmaus common stock and warrants will be delisted from The Nasdaq Stock Market at the start of trading on Wednesday, September 11, 2019. It is expected that the company’s common stock and warrants will be eligible for quotation on the OTC market after that date.

As previously disclosed, on July 19, 2019, Emmaus received a notice from the Listing Qualifications Staff of The Nasdaq Stock Market indicating that the company was not compliant with the $5 million minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1)). The Listing Qualifications Staff also notified the company that it was not compliant with the 400 minimum Round Lot holder requirement under Nasdaq Listing Rule 5515(a)(1) for continued listing of Emmaus warrants listed under the ticker symbol "EMMAW."

In its letter to Emmaus, the Nasdaq Hearings Panel recognized that the company is doing important work, and expressed its hope that Emmaus securities may again trade on Nasdaq once the company meets Nasdaq’s initial listing standards. Emmaus said that it is committed to listing its common stock on a national securities exchange. The Emmaus warrants are expected to remain quoted on the OTC market.

Emmaus also said that the delisting of its common stock and warrants from The Nasdaq Stock Market is no way related to its current business operations or long-term growth plans.

Recent company highlights include:

●	Reported sharply improved 2019 second quarter results, with net revenues up 128% year-over-year to $5.9 million from $2.6 million, as the company continues to commercialize its sickle cell disease drug.
●	Added Oncology Supply, a part of Amerisource Bergen, as a distributor.
●	Granted European patent for use of pharmaceutical-grade L-glutamine in treating diverticulosis.

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company engaged in the discovery, development, marketing and sale of innovative treatments and therapies, including those in the rare and orphan disease categories. For more information, please visit www.emmauslifesciences.com.

Forward-looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made, and Emmaus assumes no duty to update forward-looking statements. In addition to factors previously disclosed in Emmaus’ reports filed with the Securities and Exchange Commission and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements and historical performance: the risk that no established trading market develops for Emmaus common stock and warrants, which could have a material adverse effect on the marketability and trading prices of the securities; and the risks and uncertainties relating to future revenue growth.

Company Contact:	Investor Relations Contact:

Emmaus Life Sciences, Inc.	PondelWilkinson Inc.
Joseph (Jay) C. Sherwood III	Roger Pondel/Laurie Berman
Chief Financial Officer	Tel: (310) 279-5980
Tel: (310) 214-0065, Ext. 3005	Email: EMMA@pondel.com
Email: jsherwood@emmauslifesciences.com

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